Exhibit 10.52

Kips Bay Medical, Inc. Fiscal 2012 Director Compensation Plan

For the twelve month period ending December 31, 2012, each non-employee director of Kips Bay Medical, Inc. (the “Company”) is eligible to receive compensation pursuant to the Fiscal 2012 Director Compensation Plan as follows:

Director Fees

Each non-employee director will receive an annual retainer of $18,000.  Each member of the audit committee will receive a retainer of $6,000, each member of the compensation committee will receive a retainer of $3,000 and each member of the nominating and governance committee will receive a retainer of $2,000.  In addition, the chair of the audit committee will receive an additional $10,000 and the chair of the compensation committee will receive an additional $5,000 for service as chair.

Restricted Stock Grants

In addition to the director fees provided above, each non-employee director receives restricted stock in recognition of each director’s service to the Company and to further align director and stockholder interests. On December 13, 2011 each non-employee director received a grant of 15,000 shares of restricted stock pursuant to the Company’s 2007 Long-Term Incentive Plan. The restrictions on such restricted stock will lapse one year from the grant date.